UNITED STATES
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The Children’s Place, Inc.
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THE CHILDREN’S PLACE SENDS LETTER TO SHAREHOLDERS

Highlights Dissidents’ Misleading Claims, Flawed Analysis and Questionable Track Record

Recommends Shareholders Support its Three Highly Qualified, Independent Director Nominees
By Voting the WHITE Proxy Card Today

SECAUCUS, N.J., May 12, 2015 (BUSINESS WIRE) -- The Children's Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced that it has sent a letter to shareholders of The Children’s Place in connection with the Company’s Annual Meeting on May 22, 2015. The letter highlights the false and inaccurate claims and disruptive campaign waged against the Company by Macellum SPV II, L.P. (“Macellum”) and Barington Companies Equity Partners, L.P. (“Barington”), which together own approximately two percent of the Company’s shares.

Norman Matthews, Chairman of the Board of The Children’s Place, stated, “The Dissidents are seeking to make changes to our Board and disrupt the sweeping transformation that is well underway at The Children’s Place. In doing so, they have made a number of assertions about the need for change and have aggressively criticized the Company’s senior management and Board – however, most, if not all, of their claims and criticisms are simply untrue or based on faulty premises.

Mr. Matthews continued, “Our transformation continues to deliver tangible progress, as demonstrated by our strong preliminary first quarter results, which included our fourth consecutive quarter of positive comparative store sales and robust margins and EPS. We also remain steadfast in our commitment to the strategic deployment of capital – we continue to make critical investments in our infrastructure and the future of our business and have returned nearly half a billion dollars to shareholders since 2009.

Mr. Matthews added, “Macellum and Barington chose to publicly attack the Company without attempting to engage in any prior substantive discussion regarding their suggestions to improve the Company. The Dissidents’ misleading claims, erratic behavior, questionable track record and outright attacks on our Company and its Board and management team raise serious questions as to whether the Dissident’s nominees would truly serve the best interests of all shareholders. We urge shareholders to carefully review the facts before making their voting decisions.”

The text of the letter follows:

May 12, 2015

Dear Shareholders,

The 2015 Annual Meeting of Stockholders of The Children’s Place, Inc. (“The Children’s Place”) is fast approaching. Your vote in support of the Company’s three nominees at the May 22, 2015 meeting is critical to helping to ensure that the strong progress currently underway at The Children’s Place continues without interruption. We urge shareholders to carefully consider the destabilizing impact that a change in our strategy could have on the value of your shares of The Children’s Place.

The Company’s three experienced and highly qualified, independent nominees for whom we are asking your support are Norman Matthews (Chairman of the Board), Kenneth Reiss (Chair of the Audit Committee) and Stanley W. Reynolds (member of the Audit Committee).

Under the oversight of our current Directors, The Children’s Place is outperforming its specialty apparel retailing peers. Our recently announced excellent first quarter financial results demonstrate that we are continuing the strong momentum we generated in fiscal 2014 by successfully implementing our transformation plan, including achieving four consecutive quarters of positive comparative store sales. Additionally, we have significantly increased our gross margin, far exceeded the prior year’s EPS, increased our adjusted guidance for fiscal 2015 and returned another $43M of capital to shareholders in the first quarter. As a result, our stock is currently trading at an eight-year high.

When Jane Elfers joined the Company as CEO in 2010, we implemented a strategic transformation plan. As promised, our plan continues to deliver results – our fiscal 2014 and Q1 2015 results and our share price performance prove it.

As you likely have seen, Macellum SPV II, L.P. (“Macellum”) and Barington Companies Equity Partners, L.P. (“Barington” and collectively with Macellum, the “Dissidents”), which together own approximately two percent of the Company’s shares, have nominated a slate comprised of two individuals. The Dissidents’ disruptive campaign comes at a critical time in the Company’s transformation, and we urge you to carefully consider the facts.

In addition to our strong performance and continuing momentum, we believe there are many reasons to support the Company’s talented and dedicated nominees over those of the Dissidents, including:

•	The Dissidents’ claims are not supported by the facts
•	The Dissidents’ erratic behavior and poor track record do not warrant your support
•	The Dissidents’ nominees would not be additive to the Board of The Children’s Place, and would replace strong directors who have the relevant financial, operational and international experience and skills necessary for a global, omni-channel and specialty apparel retailer

THE DISSIDENTS’ CLAIMS ARE NOT SUPPORTED BY THE FACTS

The Dissidents are seeking to make changes to our Board and disrupt the sweeping transformation that is well underway at The Children’s Place. They have made a number of assertions about the need for change, and they have aggressively criticized the Company’s senior management and Board. However, most, if not all, of the Dissidents’ claims and criticisms are simply untrue or based on faulty premises.

In fact, the Dissidents’ fundamental assertion – that Jane Elfers and the Board inherited a “strong company with good prospects”1 – is a complete mischaracterization of the facts. The facts are that when Jane became CEO in 2010, she found that the Company sorely lacked leadership and management talent, did not have any growth strategy, and relied on antiquated technology and systems. As such, The Children’s Place stock had fallen 58% in the three-years prior to Jane’s arrival. Simply put, this was a company in dire need of a new vision, significant investments and a new management team – a far cry from the “strong company”2 the Dissidents claim our Board “inherited”.3

Similarly, the Dissidents’ claims regarding our stock and operating performance since Jane’s arrival are not supported by an objective analysis of a representative peer group of the Company. They point to one, cherry-picked example company with very different characteristics. The Dissidents completely ignore the performance of the true peers of The Children’s Place or other more representative groups of comparable companies, including Gymboree and Justice.

The Dissidents also have made false and misleading statements with regard to our North American store footprint, claiming that we have accelerated store growth – when in fact we have closed 147 underperforming stores since 2010 (145 of which were opened under a prior management team) and have publicly disclosed plans to close an additional 124 underperforming stores through 2017.

Additionally, their attacks on our corporate governance are ridiculous and unfounded. Directors should be working toward the interests of ALL shareholders, and our corporate governance programs reflect that. We have separate roles for the Chairman of the Board and the CEO, we declassified our Board, and we instituted enhanced stock ownership guidelines for our executives and independent Directors, among other best practices.

In another blatant misrepresentation, the Dissidents sought to disparage our Board by claiming that the Dissidents “tried to work constructively with the Company to reconstitute the Board in a manner that would avoid a proxy contest.”4 This is a bald mischaracterization of the facts, and it is a blatant attempt to suggest that the Board is unwilling to engage in constructive discussions with shareholders when there is ample evidence, recently and going back years, of this Board’s willingness to engage, listen and make changes based on constructive feedback from shareholders. The simple fact is that the Dissidents failed to engage with the Company in any substantive manner prior to the release of their aggressively worded March 11 letter in which they condemned our CEO and demanded that our Board immediately explore opportunities to sell the Company.

1 2 3 “Shareholders For Change at The Children’s Place” Presentation. April, 2015. p. 5.

4 EDGAR Pro. (2015, May 4). The Children’s Place, Inc.: DEFC14A filed by the Dissidents.

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We believe that these misrepresentations are indicative of a fundamental lack of understanding of our business and/or simply intended to mislead and misinform shareholders. We strongly urge shareholders to understand the facts and to not make decisions with respect to their investment in The Children’s Place based on the Dissidents’ self-serving and misleading assertions and criticisms.

THE DISSIDENTS’ CAMPAIGN IS DEVOID OF FOCUS AND REFLECTS A LACK OF UNDERSTANDING OF
OUR BUSINESS AND INDUSTRY --
DON’T REWARD THIS ERRATIC BEHAVIOR AND POOR TRACK RECORD

We believe the Dissidents’ campaign has been disorganized, unconstructive and uninformed from its genesis. Their March 11 letter came one day prior to the Company’s fourth quarter 2014 earnings announcement and conference call, which suggests that the timing of their letter was purely designed to disrupt the Company and distract investors. This is hardly a constructive way to engage.

Their lack of focus is demonstrated by our understanding of initial conversations between Jonathan Duskin, CEO of Macellum, and James Mitarotonda, Chairman, President and CEO of Barington, regarding the Dissidents’ campaign. We understand that Mr. Duskin asked Mr. Mitarotonda to join Macellum in the campaign against the Company a mere four days prior to submitting the March 11 letter outlining their scatter-shot and unfounded criticisms of the Company.

Mr. Mitarotonda himself admitted that he had no intention of entering into this campaign prior to Macellum approaching him. In fact, shortly after we received the Dissidents’ letter, Mr. Mitarotonda contacted Joseph Gromek, a member of The Children’s Place Board, and apologized for putting him in a bad position. Mr. Mitarotonda had no prior substantive conversation with the Company about any suggestions to improve The Children’s Place prior to filing the March 11 demand letter. Mr. Mitarotonda subsequently and falsely indicated to Mr. Gromek that he would not engage in a proxy contest.

These deliberate attempts by the Dissidents to disrupt the Company’s earnings process and obfuscate their intentions are not consistent with a good faith desire to engage constructively with the Board.

We urge shareholders to consider whether it is within their best interests to risk interrupting the momentum that is underway at The Children’s Place by replacing our current Directors with individuals nominated by shareholders who have not demonstrated a desire to engage in good faith with the Company.

It is also important to point out that Mr. Duskin, who has been the public face of the Dissidents’ campaign, claims to be a retail expert, yet he has failed to help retail businesses succeed in this space on numerous occasions. His professional affiliations have been fraught with underperformance and abject failures, and he has bounced from job to job in what appear to be peripheral roles.

Mr. Duskin’s track record as a Director on Boards of retail companies leaves much to be desired. Most notably, Mr. Duskin was a Board member at the now-bankrupt Wet Seal until a substantial majority of

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shareholders voted in favor of his removal.5 6 Further, Mr. Duskin served on the Boards of three additional retail companies, all of which went bankrupt in 2008: KB Toys, a mall-based retail toy store chain, Plvtz, Inc. the holding company of Levitz Furniture Inc., and Whitehall Jewelers Inc., a specialty retailer of jewelry. Considering Mr. Duskin’s poor track record in the retail industry, it is not surprising that he does not have an accurate understanding of and has put forth a deeply flawed analysis of the business of The Children’s Place.

THE DISSIDENTS’ TWO NOMINEES WOULD NOT BE ADDITIVE
TO THE BOARD OF THE CHILDREN’S PLACE

The Company’s Board of Directors carefully evaluated the Dissidents’ nominees, including by conducting background checks and detailed professional reviews, and the full Board concluded that the Dissidents’ nominees would not be additive to the Board. Furthermore, we are concerned with the fact that the Dissidents’ have nominated one director who sits on the Board of a direct competitor, which also raises potential confidentiality, competitive and antitrust concerns. Adding the Dissidents’ nominees – especially given the destructive path chosen by the Dissidents in pursuing this campaign – dramatically increases the potential for disruption to the Board and to the continued execution of a successful transformation plan.

We strongly believe that our three nominees and our five other current Directors collectively have the right combination of expertise, experience and independence to continue the strong progress being made at the Company. The Board believes that both Stan and I bring valuable and directly relevant skills, that we are important contributors as directors and that now is not the right time to alter the Board dynamic and risk interrupting the strong momentum that The Children’s Place has demonstrated.

It is important to remember that the Company’s Board has undergone dramatic changes in recent years. Six of the eight current Board members were added in the last five years, and two of these new independent Directors joined the Board last year. With the exception of Jane, all of our Directors are independent. We believe the Board has an effective and appropriate balance between experience and fresh perspectives to guide and oversee the execution of our transformation strategy.

The current Board is well-aligned on the current business strategy and believes that it would be detrimental to shareholder value to introduce uncertainty about the business strategy and the Board’s commitment to continued execution of the transformation plan which is delivering substantial value to our shareholders.

YOUR VOTE IS IMPORTANT – PLEASE SUBMIT THE WHITE PROXY CARD TODAY

Our upcoming Annual Meeting is an important event in shaping the future of our Company and its Board of Directors. Your Board unanimously recommends that you vote for our three highly qualified Director nominees on the WHITE proxy card.

5 New York Post, 4 Wet Seal directors go overboard, Kaja Whitehouse (2012, October 5).

6 EDGAR Pro. (2012, October 5). The Wet Seal, Inc.: 8-K.

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You may vote by telephone, over the internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope. We also urge you to discard any blue proxy card sent to you by Macellum, Barington or their affiliates. If you have already submitted a blue proxy card, you can change your vote by signing, dating and returning a WHITE proxy card. Only your latest dated proxy card will be counted.

THE CHILDREN’S PLACE BOARD IS ALIGNED WITH THE INTERESTS OF SHAREHOLDERS

Our Board and management team are very focused on continuing the transformation of The Children’s Place into a leading, global, omni-channel children’s apparel brand. Shares of The Children’s Place are currently trading at an eight-year high, and the continuing execution of our strategic plan has enabled us to outperform our peer group in an intensely competitive children’s retail apparel environment and to return nearly a half billion dollars to shareholders since 2009. Importantly, we believe there is substantial additional upside.

We very much appreciate the confidence you have placed in us, and we remain keenly focused on continuing to deliver substantial shareholder value.

Regards,

Norman Matthews

Chairman of the Board of Directors

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of January 31, 2015, the Company operated 1,097 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 72 international stores open and operated by its franchise partners.

Forward Looking Statements

This document may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2015. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the weakness in the economy that continues to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to

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offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Important Additional Information

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2015 Annual Meeting. The Company has filed a definitive proxy statement and form of WHITE proxy card with the SEC in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed by the Company with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.childrensplace.com, by writing to The Children’s Place, Inc. at 500 Plaza Drive, Secaucus, NJ 07094, or by calling the Company’s proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885.

If you have any questions, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect) Or TOLL-FREE (800) 322-2885

Investor Contact:

Robert Vill

Group Vice President, Finance

(201) 453-6693

Larry Dennedy

Mackenzie Partners

(212) 929-5239

Media Contact:

Paul Caminiti/David Millar/Pamela Blum

Sard Verbinnen & Co

(212) 687-8080